SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PEAR TREE FUNDS

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AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.peartreefunds.com

PEAR TREE FUNDS

55 Old Bedford Road, Suite 202

Lincoln, Massachusetts  01773

INFORMATION STATEMENT

April __, 2012

This Information Statement provides information regarding an amendment to the investment sub-advisory agreement relating to Pear Tree PanAgora Dynamic Emerging Markets Fund (formerly, Pear Tree Emerging Markets Fund) (the “Fund”), a portfolio series of Pear Tree Funds (the “Trust”).

At a meeting on November 11, 2011 (the “Meeting”), the Board of Trustees of the Trust (the “Board”), including those Trustees who are not “interested persons” of the Trust or any of its series (the “Independent Trustees”), approved an amendment (the “Amendment”) to the sub-advisory agreement between Pear Tree Advisors, Inc., the Fund’s investment adviser (the “Manager”), and PanAgora Asset Management, Inc. (“PanAgora”) with respect to the Fund (the “Advisory Agreement” and together with the Amendment, the “Amended Advisory Agreement”). The Manager entered into the Amended Advisory Agreement on February 1, 2012.

This Information Statement provides information about PanAgora, and discusses the terms of, and the Board’s considerations in approving, the Amended Advisory Agreement. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Exemptive Order”) issued by the Securities and Exchange Commission (the “SEC”), under which the Manager is permitted, subject to supervision and approval of the Board, to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers without seeking shareholder approval. As a condition of the Exemptive Order, the Manager and the Trust are required to furnish shareholders with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION ABOUT THE TRUST, THE FUND AND THE MANAGER

The Trust

The Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts. The Trust currently consists of six separate portfolio series, or funds. In addition to the Fund, the Trust consists of the following funds: Pear Tree Columbia Small Cap Fund, Pear Tree Columbia Micro Cap Fund, Pear Tree Quality Fund, Pear Tree Polaris Foreign Value Fund and Pear Tree Polaris Foreign Value Small Cap Fund. With respect to the Trust, PanAgora currently serves as sub-adviser with respect to the Fund.

The Fund

The Fund’s investment objective is long-term growth of capital.  The Fund currently pursues its objective by the Fund invests at least 80 percent of its net assets (plus borrowings for investment purposes) in common stocks, including depository receipts, warrants and rights, of emerging markets issuers. The Fund defines an emerging market issuer as an issuer having a country classification assigned by MSCI from a country included in the MSCI Emerging Markets Index ("MSCI EM"). The Fund may also buy and sell forward foreign currency exchange contracts in non-U.S. currencies in connection with its investments. The Fund may invest in companies of any capitalization.  As of June 30, 2011, the countries included in the MSCI EM Index were: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. The Fund generally invests in at least eight countries and three or more broad geographic regions, such as Latin America, Asia or Europe. The Fund may invest greater than 25 percent of its assets in a particular region, but not in a single country in that region.

The Fund employs a “quantitative” investment approach to selecting investments. The quantitative investment approach relies on financial models and computer databases to assist in the stock selection process. The proprietary computer models of the sub-adviser of the Fund are capable of rapidly ranking a large universe of eligible investments using an array of traditional factors applied in financial analysis, such as cash flow, earnings growth, and price to earnings ratios, as well as other non-traditional factors.  With the benefit of these rankings, the Fund’s sub-adviser can monitor a portfolio of securities for consistency with the Fund’s investment objectives. The Fund’s sub-adviser also uses qualitative analysis, due diligence, fundamental research, and analysis of an issuer based upon its financial statements and operations to identify security or market events not otherwise captured by its models.

The Fund may invest in derivatives, that is, a security or instrument whose value is determined by reference to the value or the change in value of one or more securities, currencies, indices or other financial instruments. It also may lend its securities, and it may invest in various fixed-income securities and money market funds in order to manage its cash. The Fund also may take temporary defensive positions that are inconsistent with its principal investment strategies.

The Manager

The Manager serves as the manager to each fund of the Trust, including the Fund, pursuant to an amended and restated management contract with the Trust.  The Manager, under its management contract with the Trust, has ultimate responsibility to oversee PanAgora and recommend its hiring, termination and replacement, subject to the oversight of the Board.

The Manager is a Delaware corporation and an investment adviser registered with the SEC. As of December 31, 2011, the Manager had assets under management of approximately $___ million.  The Manager’s principal business address is 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773. The Manager is an affiliate of U.S. Boston Capital Corporation, the Trust’s distributor. Willard L. Umphrey, CFA, President and Trustee of the Trust, Leon Okurowski, Treasurer of the Trust, individually and jointly with their spouses, together own the Manager’s outstanding voting securities.  Messrs. Umphrey and Okurowski also are affiliates of U.S. Boston Capital Corporation.

The following chart provides information about the Manager’s owners and its directors and officers who are also officers of the Trust:

Name	Position with the Manager	Position with the Trust
Willard L. Umphrey	President	Trustee, President, Chairman

Leon Okurowski	Treasurer	Vice President, Treasurer

Deborah A. Kessinger	Senior Counsel, Chief Compliance Officer	Assistant Clerk, Chief Compliance Officer

Diane Hunt	Controller	Assistant Treasurer

The Fund pays the Manager a monthly fee at an annual rate of 1.00 percent of the Fund’s average daily net assets.  The amendment to the investment sub-advisory agreement between the Manager and PanAgora will not result in a change to the fee that the Manager receives from the Fund.

The following table shows the advisory fee paid to the Manager and the sub-advisory fees paid by the Manager to the Fund’s sub-advisers during the twelve-month period ended March 31, 2011, the Fund’s most recent full fiscal year.

Advisory Fee Paid to the Manager	Advisory Fees Paid to the Manager as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by the Manager to the Sub-Advisers	Sub-Advisory Fees Paid by the Manager to the Sub-Advisers as a % of Average Net Assets of the Fund
[Missing Graphic Reference]	[Missing Graphic Reference]
	$0.__%		$0.__%

INFORMATION ABOUT PANAGORA

Generally

PanAgora is an investment adviser registered with the SEC. PanAgora is located at 470 Atlantic Avenue, Boston, Massachusetts 02110. As of December 31, 2011, PanAgora’s assets under management were approximately $22.3billion.

PanAgora is owned by Putnam U.S. Holdings, LLC (80 percent) and Nippon Life Insurance Company (20 percent).

Putnam U.S. Holdings, LLC is a holding company subsidiary (through a series of other holding companies) of Putnam Investments, LLC (“Putnam Investments”). Putnam Investments is a holding company that, except for a minority stake owned by employees, is owned (through a series of holding companies) by Great-West Lifeco Inc., which is a financial services holding company with interests in the life insurance, retirement, savings, and reinsurance businesses. Its businesses have operations in Canada, the U.S. and Europe. Great-West Lifeco Inc. is a majority owned subsidiary of Power Financial Corporation. Power Financial Corporation is a diversified management and holding company that has interests, directly or indirectly, in companies that are active in the financial services sector in Canada, the U.S. and Europe. Power Corporation of Canada, a diversified international management and holding company, owns a majority of the voting securities of Power Financial Corporation. The Hon. Paul Desmarais, Sr., through a group of holding companies that he controls, has voting control of Power Corporation of Canada.

The address of each of Putnam Investments and Putnam U.S. Holdings, LLC is One Post Office Square, Boston, Massachusetts 02109. The address of Great-West Lifeco Inc. is 100 Osborne Street North, Winnipeg, Manitoba R3C 3A5. The address of Mr. Desmarais, Power Corporation of Canada and Power Financial Corporation is 751 Victoria Square, Montreal, Quebec H2Y 2J3, Canada.

Nippon Life Insurance Company is a Japanese “mutual company,” that is, an incorporated body in which policy holders are enrolled in insurance policies and at the same time become company members. It offers insurance and other financial products in Japan, the U.S., India and elsewhere directly and through subsidiaries and strategic investments.  Its address is 3-5-12, Imabashi, Chuo-ku, Osaka 541-8501, Japan.

No officer or Trustee of the Fund is a director, officer or employee of PanAgora. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in PanAgora or any other person controlling, controlled by or under common control with PanAgora. Since April 1, 2009, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which PanAgora or any of its affiliates was or is to be party.

Principal Officers

The principal executive officers of PanAgora and their principal occupations are as follows:

Name	Principal Occupation

Eric H. Sorensen	Chief Executive Officer & President/Director

George D. Mussalli	Chief Investment Officer

Edward. E. Qian	Chief Investment Officer

Michael H. Turpin	Chief Operating Officer

Paul Sutton	Chief Financial Officer & Treasurer

Louis X. Iglesias	Chief Compliance Officer

The business address of each principal officer of PanAgora is 470 Atlantic Avenue, Boston, Massachusetts 02110.

Other Management Activities

PanAgora does not manage the assets of any single registered investment company with an investment objective or strategy similar to the Fund’s.1

Terms of the Amended Advisory Agreement

Under the Amended Advisory Agreement, PanAgora, at its expense, will furnish continuously an investment program for the Fund.  PanAgora will determine what securities shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund's investments.  PanAgora, at its expense, also will (a) furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder, (b) keep records relating to the purchase, sale or current status of portfolio securities, (c) provide clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund, (d) furnish to the Manager such reports and records regarding the Fund and PanAgora as the Manager or Trustees of the Trust shall from time-to-time request, and, (e) upon reasonable notice, review written references to PanAgora, or its methodology, whether in the Trust’s prospectus, statement of additional information, sales material or otherwise.  Finally, PanAgora shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by PanAgora.

Under the Amended Advisory Agreement, PanAgora will receive annually compensation in an amount equal to 0.47 percent of the first $300 million of the Fund’s average daily net assets, and 0.50 percent of the Fund’s average daily net assets in excess of $300 million.  The Manager is responsible for all fees payable to PanAgora for PanAgora’s services as the sub-adviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of PanAgora to the Fund does not affect the management fees paid by the Fund or the Fund’s shareholders.

Under the Amended Advisory Agreement, the Trust and the Fund will have certain rights to use “PanAgora” in the name of the Fund as well as “PanAgora” and certain derivatives in relating marketing materials, subject to a number of conditions.

The Amended Advisory Agreement became effective February 1, 2012.  It will continue in effect only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

The Amended Advisory Agreement automatically will terminate upon its assignment and may be terminated without penalty at any time by the Trust or Manager on not more than 60 days’ written notice or not less than 30 days’ written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. PanAgora also may terminate the Amended Advisory Agreement without penalty upon 150 days' written notice to the Manager.

A copy of the form of sub-advisory agreement between the Manager and PanAgora is attached as Exhibit A to this Information Statement.

Terms of the Advisory Agreement (Prior to the Amendment)

The Advisory Agreement and the Amended Advisory Agreement are substantially identical.  For example, under the Advisory Agreement, PanAgora also managed the day-to-day operations of the Fund and provided a continuous investment program, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. The principal differences between the Advisory Agreement and the Amended Advisory Agreement relate to the compensation payable to PanAgora - under the Advisory Agreement, PanAgora received annually compensation in the amount equal to 0.40 percent of the Fund’s average daily net assets – and rights of the Trust and the Fund to use “PanAgora” – under the Advisory Agreement, the Trust and the Fund did not have any such right.

BOARD CONSIDERATION

Prior to approving the Amendment, the Independent Trustees completed a review of certain information from the Manager and PanAgora, including the following: (a) information provided by PanAgora in connection with the annual contract review of the Fund; (b) other information relevant to an evaluation of the nature, extent and quality of the services provided by PanAgora to the Fund; and (c) the Manager’s recommendation that the Amended Advisory Agreement be approved.

The Independent Trustees relied upon the advice of independent counsel and their own business judgment in determining the material factors to be considered in evaluating the reappointment of PanAgora and the weight to be given to each such factor.  The conclusions reached by the Independent Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor.  Moreover, each Independent Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the reappointment of PanAgora.

Nature, Quality and Extent of Services Provided.  In considering whether to approve the Amended Advisory Agreement, the Board evaluated the nature, extent and quality of services expected to be provided to the Fund by PanAgora.  The Board considered the investment management and related services currently provided by PanAgora, including the quantity and quality of the resources available to provide such services.  Among other things, the Board considered information provided by the Manager and PanAgora as to the operations, facilities, organization and personnel of PanAgora, and information provided by the Manager and PanAgora describing the qualifications and experience of the individuals who would be responsible for performing various investment related services to the Fund.  The information included information provided at the meeting and certain information previously provided by PanAgora to the Board in connection with the renewal of the Advisory Agreement.  The Board also considered whether PanAgora had the capabilities, resources and personnel necessary to continue to provide advisory services to The Fund, and concluded that it did.  The Board also considered the quality of the compliance program of PanAgora based on PanAgora’s current role serving as the sub-advisor with respect to the Fund.  Additionally, the Board considered the demonstrated ability of PanAgora to work cooperatively with the Manager and the officers of the Trust on investment, compliance and administrative matters relating to the Fund.

The Board concluded that it was satisfied with the nature, extent and quality of services expected to be provided by PanAgora.

Investment Performance.  The Board reviewed the Fund’s investment performance as well as the performance of a Selected Peer Group of mutual funds, and the performance of an appropriate index or combination of indices.  The Board noted that the Fund underperformed its Selected Peer Group for the three- and five- year periods, but outperformed the Selected Peer Group for the one- and ten- year periods.

Sub-advisory Fees and Expenses.  The Board considered the Fund’s management fee, proposed amended subadvisory fee and expense ratio compared with the fees and expense ratios of the Selected Peer Group.  The Board noted that the Fund’s management fee is above the average and the median of the funds in its Selected Peer Group, and that the Fund’s total expense ratio is above the average and the median of the Fund’s Sub-Advised Peer Group.  Additionally, the Board noted that the Fund’s contractual management fee is competitive with the assets weighted average of the Selected Peer Group at all asset levels presented and is lower than the assets weighted average of the Sub-Advised Peer Group at all asset levels presented, even with the proposed increase in fees payable to PanAgora.  After reviewing the foregoing information, and in light of the nature, extent and quality of the services expected to be provided by PanAgora, the Board concluded that the sub-advisory fee is fair and reasonable.

Profitability.  The Board did not consider the profitability of PanAgora to be a material factor based on the representation from the Manager that it negotiated the sub-advisory fee with PanAgora on an arm’s-length basis.

Economies of Scale. The Board considered the extent to which economies of scale can be expected to be realized by PanAgora, on the one hand, and the Fund, on the other hand, as the assets of the Fund increase. In this regard, the Trustees noted that the fee levels and breakpoints contained in the proposed management fee, including the proposed management fee waiver, and the proposed sub-advisory fee would not result in any increase in expenses to the Fund at increased asset levels.  The Trustees also noted that the proposed management fee arrangements would be expected to result in lower revenues to the Manager at current and expected increased future asset levels.  Based on the foregoing, the Board concluded that the proposed fee schedule, including the breakpoints in the sub-advisory fee, was acceptable.

Other Benefits to the Sub-Adviser. The Board considered the incidental, or “fall-out”, benefits that accrue to PanAgora and any of its affiliates by virtue of its relationship to the Fund.  The Board concluded that incidental benefits were reasonable.

Conclusion.  Based on its evaluation of all material factors and assisted by the advice of independent counsel, the Board of Trustees, including the Independent Trustees, concluded that the sub-advisory fee to be paid to PanAgora, as proposed, is fair and reasonable, and that the Amended Advisory Agreement should be approved.

.

ADDITIONAL INFORMATION ABOUT THE TRUST AND THE FUND

Affiliated Brokerage Commissions

For the fiscal year ended March 31, 2011, the Fund paid no commissions to brokers affiliated with PanAgora or the Fund’s sub-adviser.

Administrative and Accounting Services

Shares of the Fund are offered on a continuous basis and are distributed through U.S. Boston Capital Corporation, 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773.  U.S. Boston Capital Corporation is under common control with the Manager.

Pear Tree Advisors, Inc., 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, in addition to serving as the investment manager to the Fund, also serves as the manager to the other funds of the Trust and the transfer agent and administrator for the Trust.

For the twelve-month period ended March 31, 2011, the aggregate amount of fees paid by the Fund to the Manager and its affiliated persons (including U.S. Boston Capital Corporation) for services provided to the Fund other than investment management fees  was $_________.  The Manager and its affiliated persons have continued to provide those services after the Amended Advisory Agreement was approved.

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 is the custodian of the Trust’s portfolio securities and cash.  State Street Bank and Trust Company is not an affiliate of the Manager.

Tait, Weller & Baker LLP, 1818 Market Street, Suite 2400, Philadelphia, Pennsylvania 19103 serves as independent registered public accounting firm for the Trust.

McLaughlin & Hunt LLP, Ten Post Office Square, 8th Floor, Boston, Massachusetts 02109 serves as counsel to the Trust and the Independent Trustees.

Outstanding Shares and Ownership of Shares

Shares of the Fund issued and outstanding as of February 29, 2012 are indicated in the following table:

Fund	# of Shares

Pear Tree PanAgora Dynamics Emerging Markets Fund

Ordinary Shares

Institutional Shares

Principal Shareholders of the Fund

As of February 29, 2012, the following persons beneficially owned more than 5 percent of the outstanding shares of a Class of the Fund as indicated below:

Name of Shareholder and Address	Class	# of Shares of Class	Percentage of Class

%

%

%

%

%

%

%

%

Ownership by Trustees and Officers of the Trust

As of February 29, 2012, the following Trustees and officers of the Trust beneficially owned the following amounts and percentages of shares of the Fund as indicated below:

Name of Trustee/Officer and Title	Class	# of Shares of Class	Percentage of Class

%

%

%

%

REPORTS AVAILABLE

Copies of the Fund’s financial report will be furnished without charge upon request. To request, free of charge, the annual report and the most recent semi-annual report succeeding the annual report, if any, or other information about the Fund, you may write the Funds at 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, call the Funds at 800-326-2151or visit the Funds’ website at www.peartreefunds.com. To reduce expenses, only one copy of the Fund’s annual report or information statement, as applicable, may be mailed to households, even if more than one person in a household is a Fund shareholder. Call the Fund at the above number if you need additional copies of the annual report or information statement or if you do not want the mailing of these documents to be combined with those for other members of your household.

1PanAgora, however, does serve as one of several managers to each of several investment companies in which PanAgora, for the portions of the investment companies that it manages, pursues an investment strategy similar to the Fund’s.

Exhibit A

[Copy of the Amended Advisory Agreement]